Investor Contact:  John Borden                     Press Contact:  John Stefans
                   212-270-7318                                    212-270-7438




                 Senior Vice Chairman Miller to Retire in April

           NEW YORK, January 21, 1997 -- The Chase Manhattan Corporation announced today that Edward D. Miller, senior vice chairman, will retire from the company on April 1 to pursue a second career.

           In announcing Mr. Miller's plans, Walter V. Shipley, chairman and chief executive officer, said:

           "Ed Miller has been an invaluable employee of this company and its predecessor institutions for more than 35 years. He was central in implementing both the Chemical-Manufacturers Hanover and Chase-Chemical mergers. He built our regional and national consumer bank into a true powerhouse and positioned us in the forefront of technological advances. I obviously want him to stay, but I have to respect his wish, expressed to me over time, to choose a second career while he was still in his mid fifties. Our highest regard and our warm good wishes go with him in that endeavor."

           Mr. Miller said:

           "I've long had a desire to run something, either in another facet of financial services, the public sector or in the non-profit area. I didn't feel comfortable exploring those possibilities while still at the bank, so I decided to call it a career in one field and consider my options while I'm relatively young and in good health. With the merger completed, an exceptionally strong management team in place and a very positive outlook for the future of the bank, this is a particularly appropriate time for me to retire. At Walter's request, I will be continuing my association with Chase as chairman of its Regional Advisory Board."

           Mr. Shipley said that Thomas G. Labrecque, in addition to his current responsibilities as president and chief operating officer, would assume day-to-day leadership of Chase's regional banking and nationwide consumer businesses as well as information technology, operations and administration.

           Mr. Miller, 56, began his banking career at Manufacturers Hanover in 1959. Following service in the U.S. Marine Corps, he returned to the bank in 1963 as a management trainee. After building and developing numerous and diverse business units, including credit cards, consumer credit and the bank's branch system, he was named executive vice president for retail banking in 1982.


           In 1988, he was elected vice chairman and a director, adding responsibilities for operations, technology, and information and transaction services. Following the Chemical-Manufacturers Hanover merger in 1991, Mr. Miller assumed identical titles at Chemical Banking Corporation. He was named president of the bank in 1994, serving in that post until the Chemical-Chase merger was completed and he undertook his present responsibilities.

           A graduate of Pace University, Mr. Miller is a director of Brooklyn Union Gas Company and a member of the Bankers Roundtable, currently serving as vice chairman of its Bankers Information Technology Secretariat (BITS). He is also on the Board of Directors of Phoenix House Foundation and a member of the Executive Council of the Inner-City Scholarship Fund. In addition, he is past president and a current member of the Board of Directors and Governing Council of the New York State Bankers Association, a trustee of Pace University and of the New York Blood Center.

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